Exhibit 10.1(A)

M0385

SERVICES AGREEMENT

Between

ASURAGEN, INC.

and

MIRNA THERAPEUTICS, INC.

Dated January 1, 2013

Confidential and Proprietary

Asuragen, Inc.

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is made as of January 1, 2013 (the “Effective Date”) between Asuragen, Inc., a Delaware corporation (“Asuragen”), and Mirna Therapeutics, Inc., a Delaware corporation (“Mirna Therapeutics”).

RECITALS

WHEREAS, pursuant to an Asset Contribution Agreement (the “Contribution Agreement”) dated October 30, 2009, Asuragen contributed the assets and liabilities of its Therapeutics division (the “Business”) to Mirna Therapeutics (the “Contribution”);

WHEREAS, in connection with the Contribution, Asuragen and Mirna Therapeutics desire that Asuragen provide Mirna Therapeutics with certain services as set forth in this Agreement at 2150 Woodward Avenue, Suite 100, Austin, Texas 78744 (the “Facility Site”);

NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

PROVISION OF SERVICES

Section 1.1                                   Provision of Services.

(a)        Asuragen shall provide Mirna Therapeutics with certain services to support and operate the assets of the Business as set forth on Exhibits A1-A3 hereto (collectively, the “Services”), in accordance with the performance standards set forth in Section 1.3 during the term of this Agreement as set forth in Section 4.1.

(b)        Asuragen may cause one or more of its affiliates, or with the prior written consent of Mirna Therapeutics, third party contractors, to perform the Services; provided, however, that Asuragen shall remain responsible for the provision of the Services under this Agreement.

Section 1.2                                   Change of Services.

(a)        Asuragen and Mirna Therapeutics shall have the right at any time during the term of this Agreement to request changes in or additions to the Services provided to Mirna Therapeutics.

(b)        Any change in or addition to the Services shall be authorized by Asuragen and Mirna Therapeutics and evidenced by an amendment to this Agreement, including an amendment to one or more of Exhibits A1- A4, which amendment shall be signed by Asuragen and Mirna Therapeutics. Unless otherwise agreed in writing, the provisions of this Agreement shall apply to all changes in and additions to the Services.

(c)         Asuragen and Mirna Therapeutics agree that as of the Effective Date Mirna Therapeutics has 16 employees (the “Initial Employee Count”). In the event that at any time during the term of this Agreement the Initial Employee Count increases by twenty-five percent (25%) (the “Revised Employee Count”), Asuragen and Mirna Therapeutics agree that the Fee (as defined in Section 2.1) will be adjusted upward to reflect the additional Services which shall be required to accommodate the increased number of Mirna Therapeutics employees. In no event shall the adjustment be less than ten percent (10%) of the Fee.

Asuragen and Mirna Therapeutics agree that such upward adjustment shall occur for each subsequent 25% increase in the Revised Employee Count. Such increases shall be automatic at ten percent (10%) of the Fee in the event the parties do not mutually agree on an alternative price increase.

Section 1.3                                   Performance Standards. Asuragen agrees to commit to Mirna Therapeutics, on a priority basis, sufficient resources in providing the Services to support, administer and operate the Business with at least the same level, standard of care and timeliness that Asuragen exercised in the management, control and operation of its business during the one year period preceding the Effective Date. Notwithstanding anything herein to the contrary, Asuragen shall continue to perform the Services for Mirna Therapeutics until such time as this Agreement is terminated pursuant to Section 4.1.

Section 1.4                                   Facility Use Standards. Mirna Therapeutics agrees that it shall:

(a)        ensure that any Mirna Therapeutics contractor or visitor is escorted by a Mirna Therapeutics employee at all times while on the Facility Site;

(b)        ensure that any Mirna Therapeutics contractor who will be on-site at the Facility Site has executed a confidentiality agreement with provisions at least as restrictive as those contained herein;

(c)         employ the same degree of care as to the use of any Asuragen instrument or equipment as it does with regard to Mirna Therapeutics instruments and equipment; and

(c)         ensure that all Mirna Therapeutics employees and any Mirna Therapeutics contractor personnel comply at all times with the Asuragen guidelines, policies, procedures, rules and regulations, including all premises rules applicable, now and in the future, to the use of Facility Site and equipment; including, without limitation, those related to environmental quality, safety, fire prevention, noise, information security, and those that prohibit smoking.

Section 1.4                                   Insurance.

(a)        With respect to performing the Services, and in addition to Asuragen’s obligation to indemnify Mirna Therapeutics pursuant to Section 3.1 (b) of this Agreement, Asuragen agrees to maintain at all times during the term of this Agreement the following minimum insurance coverage and limits and any additional insurance and/or bonds required by law:

(i) Workers’ Compensation insurance with benefits afforded under the laws of the state of Texas and Employers Liability insurance with minimum limits of $100,000 for bodily injury (each accident), $500,000 for bodily injury by disease (policy limits) and $100,000 for bodily injury by disease (each employee).

(ii) Commercial General Liability insurance with minimum limits of: $2,000,000 General Aggregate limit; $1,000,000 each occurrence sub-limit for all bodily injury or property damage incurred in any one occurrence; $1,000,000 each occurrence sub-limit for Personal and Advertising Injury; $2,000,000 Products/Completed Operations Aggregate limit, with a $1,000,000 each occurrence sub-limit for Products/Completed Operations.

(iii) Mirna Therapeutics will be listed as an Additional Insured on the Commercial General Liability policy.

(iv) Asuragen shall also require any subcontractor performing the Services on Asuragen’s behalf to maintain the same insurance requirements listed above.

(b)        Asuragen agrees to provide Mirna Therapeutics with a certificate of insurance stating the types of insurance and policy limits within thirty (30) days of the Effective Date and to provide Mirna Therapeutics with thirty (30) days written notice of cancellation or material change to such insurance policy.

(c)         With respect to Mirna Therapeutics’ obligations under this Agreement and to its obligations to indemnify Asuragen pursuant to Section 3.1 (a) of this Agreement, Mirna Therapeutics agrees to maintain at all times during the term of this Agreement the following minimum insurance coverage and limits and any additional insurance and/or bonds required by law:

(i) Workers’ Compensation insurance with benefits afforded under the laws of the state of Texas and Employers Liability insurance with minimum limits of $100,000 for bodily injury (each accident), $500,000 for bodily injury by disease (policy limits) and $100,000 for bodily injury by disease (each employee).

(ii) Commercial General Liability insurance with minimum limits of: $2,000,000 General Aggregate limit; $1,000,000 each occurrence sub-limit for all bodily injury or property damage incurred in any one occurrence; $1,000,000 each occurrence sub-limit for Personal and Advertising Injury; $2,000,000 Products/Completed Operations Aggregate limit, with a $1,000,000 each occurrence sub-limit for Products/Completed Operations.

(iii) Asuragen will be listed as an Additional Insured on the Commercial General Liability policy.

(d)        Mirna Therapeutics agrees to provide Asuragen with a certificate of insurance stating the types of insurance and policy limits within thirty (30) days of the Effective Date and to provide Asuragen with thirty (30) days written notice of cancellation or material change to such insurance policy.

ARTICLE 2

PAYMENT

Section 2.1                                   Payment for Services. Subject to Section 2.2, Mirna Therapeutics shall pay Asuragen according to the fee schedule set forth in Exhibit A-4 on the first day of each calendar month during the term of this Agreement beginning February 1, 2013 (the “Fee”). The Fee is allocated among the Services as set forth on Exhibits A1-A3. Each such payment will represent the Fee for the Services rendered the preceding month. Payment for the final month of Services shall be made on the first day of the calendar month immediately following the termination of this Agreement. Payment shall be made by check or wire transfer.

Section 2.2                                   Fee Adjustment. Except as set forth in Section 1.2(c), Mirna Therapeutics and Asuragen shall review the Fee on the twelve-month anniversary of the Effective Date and shall mutually determine, in good faith, whether any adjustments are required to the Fee. Any requested adjustment to the Fee will include a description in reasonable detail of the basis for any such adjustment. At any time during the term of this Agreement, Mirna Therapeutics may terminate any portion of the Services upon thirty (30) days written notice to Asuragen and request a Fee adjustment. Any adjustment in the Fee shall be authorized by Asuragen and Mirna Therapeutics and evidenced by an amendment to this Agreement, which amendment shall be signed by Asuragen and Mirna Therapeutics.

ARTICLE 3

LIABILITY AND INDEMNIFICATION

Section 3.1                                   Indemnification.

(a)        Subject to the limitations set forth in Subsection 3.1(c), Mirna Therapeutics shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Asuragen and its officers, employees and agents from and against any and all claims, actions, damages, expenses (including reasonable attorneys’ fees and expenses incurred before trial or at trial or appellate levels), losses, payments, or liabilities (collectively, “Liabilities”) claimed or asserted against Asuragen or its officers, employees or agents arising as a result of the performance of this Agreement by Mirna Therapeutics (or any of its officers, employees or agents), including Liabilities arising out of the negligence of Mirna Therapeutics (or any of its officer, employees or agents) or a breach of Mirna Therapeutics’ obligations or representations and warranties under this Agreement; provided that, Mirna Therapeutics shall not indemnify Asuragen or its officers, employees or agents in the case of their (i) gross negligence or (ii) willful misconduct. THE PARTIES INTEND THAT ASURAGEN AND ITS OFFICERS, EMPLOYEES AND AGENTS BE INDEMNIFIED PURSUANT TO THIS AGREEMENT FROM LIABILITY FOR THEIR OWN, SOLE, PARTIAL OR CONCURRENT NEGLIGENCE.

(b)        Subject to the limitations set forth in Subsection 3.1(c), Asuragen shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Mirna Therapeutics and its officers, employees and agents from and against any and all Liabilities claimed or asserted against Mirna Therapeutics or its officers, employees or agents arising as a result of the performance of this Agreement by Asuragen (or any of its officers, employees or agents), including Liabilities arising out of the negligence of Asuragen (or any of its officers, employees or agents) or a breach of Asuragen’s obligations or representations and warranties under this Agreement; provided that, Asuragen shall not indemnify Mirna Therapeutics or its officers, employees or agents in the case of their (i) gross negligence or (ii) willful misconduct. THE PARTIES INTEND THAT MIRNA THERAPEUTICS AND ITS OFFICERS, EMPLOYEES AND AGENTS BE INDEMNIFIED PURSUANT TO THIS AGREEMENT FROM LIABILITY FOR THEIR OWN, SOLE, PARTIAL OR CONCURRENT NEGLIGENCE.

(c)         Neither Mirna Therapeutics, Asuragen nor their respective officers, employees or agents shall be liable to the other for any special, indirect or consequential damages arising in connection with this Agreement, whether based on breach of contract, breach of warranty, tort, strict liability or otherwise.

(d)        If either party hereto (each, an “Indemnified Party”) shall receive notice or have knowledge of any claim that may result in a claim for indemnification pursuant to Section 3.1 such Indemnified Party shall, as promptly as possible, give the indemnifying party notice of such claim, including a reasonably detailed description of the facts and circumstances relating to such claim, and a complete copy of all notices, pleadings and other papers related thereto, and in reasonable detail the basis for its potential claim for indemnification with respect thereto; provided that failure promptly to give such notice or to provide such information and documents shall relieve the indemnifying party from the obligation hereunder to respond to or to defend the Indemnified Party failing to give such notice against such claim only to the extent such failure prejudiced the interests of the indemnifying party with respect to such claim. The party against whom indemnification is claimed shall, upon its acknowledgement in writing of its obligation to indemnify the Indemnified Party seeking indemnification, be entitled to assume the defense or to represent the interests of the Indemnified Party seeking indemnification in respect of such claim, which shall include the right to select and direct legal counsel and other consultants, appear in proceedings on behalf of such Indemnified Party and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that without the Indemnified Party’s consent, which consent may not be unreasonably withheld, the indemnifying party may not consent to entry of a judgment or settlement if such judgment or settlement provides for injunctive or other nonmonetary relief affecting the Indemnified Party or require any payment to be made by the Indemnified Party.

ARTICLE 4

TERMINATION OF SERVICES

Section 4.1                                   Term; Termination Rights. The term of this Agreement shall commence as of the Effective Date and shall terminate, and have no further force or effect, in respect to either party hereto, upon the earliest of the following: (a) December 31, 2014 or (b) written agreement of Asuragen and Mirna Therapeutics; provided, however that Asuragen or Mirna Therapeutics may, in its sole discretion, terminate this Agreement at any time upon one hundred and eighty (180) days’ notice to the other party. Asuragen and Mirna Therapeutics agree that Article 3 and Article 5 will survive termination of this Agreement. Either party may terminate this Agreement immediately in the event of liquidation, bankruptcy or insolvency of the other party or the appointment of a receiver or trustee for the property of the other party, or if the other party makes an assignment for the benefit of creditors, whether any of the aforesaid events are the outcome of a voluntary act or otherwise.

ARTICLE 5

MISCELLANEOUS

Section 5.1                                   Relationship of the Parties. The relationship between Asuragen and Mirna Therapeutics established under this Agreement is that of independent contractors, and this Agreement is not intended to establish, and shall not be construed as establishing, any relationship of partnership, joint venture or any other association between the parties. No officer, employee or agent of Asuragen shall be or shall be deemed to be the officer, employee or agent of Mirna Therapeutics by virtue of this Agreement and nothing in this Agreement shall be construed to make Mirna Therapeutics an employer, directly or indirectly, of any of Asuragen’s employees under any applicable law. Asuragen will be solely and entirely responsible for its acts and the acts of its officers, employees and agents during the performance of this Agreement. Asuragen has no right or authority to enter into any contract, warranty, guarantee of other undertaking in the name or for the account of Mirna Therapeutics, or to assume or create any obligation or liability of any kind, express or implied, on behalf of Mirna Therapeutics, or to bind Mirna Therapeutics in any manner whatsoever, or to hold itself out as having any right, power or authority to create any such obligation or liability on behalf of Mirna Therapeutics or to bind Mirna Therapeutics in any manner whatsoever (except as to any actions taken by Asuragen at the express written request and direction of Mirna Therapeutics). Mirna Therapeutics will have no supervision or control over any Asuragen employees, agents and independent contractors.

Section 5.2                                   No Fiduciary Duties. Each party hereto shall not have any fiduciary obligations or duties to the other party by reason of this Agreement. Either of the parties hereto may conduct any activity or business whether or not such activity or business is in competition with any activity or business of the other party, subject to the terms of any separate written agreements between Mirna Therapeutics and/or certain of its officers and Asuragen.

Section 5.3                                   No Representations or Warranties. Asuragen represents that it will discharge its duties in connection with Services provided hereunder in good faith, in accordance with past practices and industry standards, and with reasonable diligence. EXCEPT AS SET FORTH IN THE IMMEDIATELY PRECEDING SENTENCE, ASURAGEN MAKES NO (AND HEREBY DISCLAIMS AND NEGATES ANY AND ALL) WARRANTIES OR REPRESENTATIONS WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES.

Section 5.4                                   Force Majeure. Asuragen shall have no obligation to perform the Services if its failure to do so is caused by or results from (a) an act of God; (b) a strike, lockout, labor difficulty or other industrial disturbance; (c) an act of a public enemy, war, terrorism, blockade, insurrection or public riot; (d) lightning, fire, storm, flood or explosion; (e) governmental action, delay, restraint or inaction; (f) judicial order or injunction; (g) material shortage or unavailability of equipment; or (h) any other cause or event, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of Asuragen.

Section 5.5                                   Further Acts. Each party shall from time to time, and at all times, perform such further acts and execute and deliver all such further deeds and documents as shall be reasonably requested by the other party in order to fully perform and carry out the terms of this Agreement.

Section 5.6                                   Notices. All notices required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, or mailed by certified mail, return receipt requested, or overnight delivery service with proof of receipt maintained, at the following address (or any other address that any such party may designate by written notice to the other parties):

in the case of Asuragen, to:

Asuragen, Inc.

2150 Woodward Street, Ste. 100

Austin, Texas, 78744

Attention: General Counsel

in the case of Mirna Therapeutics, to:

Mirna Therapeutics, Inc.

2150 Woodward Street, Ste. 100

Austin, Texas 78744

Attention: President

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by overnight delivery service, be deemed received the first business day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five (5) business days after the date of deposit in the United States mail.

Section 5.7                                   Entire Agreement. This Agreement, the Exhibits hereto together with the other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 5.8                                   Binding Effect; Assignment. Neither party may assign this Agreement without the express written consent of the other party, which consent shall not be unreasonably withheld. No prior written consent for the assignment of this Agreement shall be required if (a) the assignment is made to a successor in interest, by merger, by operation of law, or by assignment, purchase, or otherwise of the entire business of the assigning party, or their successors; or (b) the assignment is made to an affiliate of the assigning party; provided that any such assignee under (a) or (b) herein agrees in writing to be bound by the terms and conditions of this Agreement. Notwithstanding the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Mirna Therapeutics, Asuragen and their respective successors and permitted assigns, and by their signatures hereto, each party intends to and does hereby become bound. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained.

Section 5.9                                   Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts (including, without limitation, facsimile counterparts), each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

Section 5.10                            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law principles thereof) as such laws are applied to contracts made and to be fully performed entirely within that state between residents of that state. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the Texas state courts of Travis County, Texas, (or, if there is exclusive federal jurisdiction, the United States District Court for the Western District of Texas) and the parties consent to the personal and exclusive jurisdiction and venue of these courts.

Section 5.11                            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Section 5.12                            Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement without the requirement of posting a bond or other security, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity, including, but not limited to the right to cover by the procurement of substitute services.

Section 5.13                            Modification; Amendment. Subject to obtaining the necessary regulatory approvals, this Agreement may not be modified or amended except by an instrument in writing signed by each of the parties hereto or by their respective successors or permitted assigns.

Section 5.14                            Waiver. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.15                            Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

Section 5.16                            Gender. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Section 5.17                            References. All references in this Agreement to Sections and other subdivisions refer to the Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.” Unless otherwise expressly provided, any term defined herein by reference to any other document shall be deemed to be amended herein to the extent that such term is subsequently amended in such document.

Section 5.18                            Confidentiality of Information.

(a)        Each party to this Agreement agrees to keep all information of the other party, whether provided by or generated on behalf of the other party (the “disclosing party”) to it pursuant to this Agreement (the “receiving party”) confidential, and a receiving party shall not, without the prior written consent of an authorized senior officer of the disclosing party, disclose any part of such information which is not available in the public domain from public or published information or sources except:

(i) to those of its employees who require access to the information in connection with performance of the Services by a receiving party under this Agreement;

(ii) as in the receiving party’s judgment may be appropriate to be disclosed in connection with the provision by the receiving party of the Services hereunder;

(iii) as the receiving party may be required to disclose in connection with the preparation by the receiving party or any of its affiliates of reporting documents, including annual financial statements, annual reports and any filings or disclosure required by statute, regulation or order of a regulatory authority; and

(iv) to such legal and accounting advisors, valuers and other experts as in the receiving party’s judgment may be appropriate or necessary in order to permit the receiving party to rely on the services of such persons in carrying out the receiving party’s duties under this Agreement.

(b) This Section 5.18 shall not apply to any information:

(i) which is at the time of disclosure in, or after disclosure falls into, the public domain through no fault of the receiving party or its personnel: or

(ii) which is received by the receiving party from a third party who, insofar as is known to the receiving party, is lawfully in possession of such information and not in breach of any contractual, legal or fiduciary obligation to the disclosing party and who has not required the receiving party to refrain from disclosing such information to others.

(c)         If a party is required by judicial or administrative process to disclose confidential information of the other party, the party shall notify the other party and allow the other party a reasonable time to oppose such process.

(d)        For the purposes of this Section 5.18, it is understood and agreed that all information and data, whether historical or current, relating to the operations or assets of the Business are deemed to be confidential and proprietary information of the Mirna Therapeutics.

(e)         This section will survive termination of this Agreement for a period of five (5) years.

Section 5.19                            Confidentiality of Protected Health Information.

(a)        Mirna Therapeutics agrees and acknowledges that Asuragen is a Covered Entity as defined in the Health Insurance Portability and Accountability Act of 1996 (“‘HIPAA”), including all pertinent regulations (45 CFR Parts 160 and 64) issued by the U.S. Department of Health and Human Services, as

either have been amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), and that Asuragen routinely receives, processes and stores Protected Health Information in electronic and paper form at the Facility Site. “Protected Health Information” or “PHI” shall have the same meaning as the term “protected health information” in 45 CFR §164.501.

(b)        Mirna Therapeutics represents and warrants that it shall:

(i) identify each new Mirna Therapeutics employee to the Asuragen Human Resources Manager to permit each new Mirna Therapeutics employee to participate in required training, including but not limited to the protection of PHI;

(ii) ensure that in the event a Mirna Therapeutics employee views or has access to PHI, such Mirna Therapeutics employee does not transmit such PHI to any other person, including but not limited to other Mirna Therapeutics or Asuragen employees;

(iii) immediately notify the Asuragen Compliance Officer in the event that it becomes aware of any access to or disclosure of PHI by a Mirna Therapeutics employee, but in no event later than five (5) days following discovery of any suspected or actual access or disclosure; and

(iv) Mirna Therapeutics shall cooperate with Asuragen in investigating the potential or actual access or disclosure and in meeting Asuragen’s obligations under HIPAA, the HITECH Act and any other state or federal privacy or security breach notification laws.

(c)         Failure to comply with the provisions of this Section 5.19 shall be deemed a material breach of this Agreement.

Section 5.20                            Existence of Agreement. Either party may disclose the existence, terms and conditions of this Agreement to prospective investors, provided that any such party to whom disclosure is permitted has agreed to keep such information confidential.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement with effect as of the date first above written.

ASURAGEN, INC.

By:	/s/ Lynne Hohlfeld
Name:	Lynne Hohlfeld
Title:	CFO

MIRNA THERAPEUTICS, INC.

By:	/s/ Dr. Paul Lammer
Name	Dr. Paul Lammer
Title:	President & CEO

A-9

EXHIBIT A

SERVICES

Asuragen shall provide Mirna Therapeutics with certain services for the support and operation of the Business in general as set forth on Exhibits A-1 through A-3.

A-

EXHIBIT

A-1

FINANCE AND ACCOUNTING SERVICES/PURCHASING, AND WAREHOUSE SERVICES

General Accounting:

•                  Prepare information required by Mirna Therapeutics to assist Mirna Therapeutics in determining its local, state and federal taxes for calendar year 2012 including property, franchise and income taxes.

•                  Prepare accounting information and analysis required by Mirna Therapeutics to comply with any internal or external audits of Mirna Therapeutics’ financial records for calendar year 2012.

Payroll:

•                  Prepare W-2’s and all other payroll related government reporting for calendar year 2012.

•                  Manage and fund the external 4 0 1 (k) plan for Mirna Therapeutics.

•                  Ensure all 401(k) deposits, tax returns, reporting requirements are kept current.

•                  Prepare documentation and perform testing to support external audit of joint Asuragen and Mirna Therapeutics 401(k) plan.

Shipping and Materials Services

•                  Receive finished good and shipping supplies and distribute to Mirna Therapeutics employees.

A-

EXHIBIT A-2

INFORMATION TECHNOLOGY SERVICES

Services for Information Technologies will include the following areas: Network, Security, Intranet, Help Desk, Telecommunications, Applications, Data Backup, and Internet. Asuragen will maintain all IT records of Mirna Therapeutics and provide services in accordance with the past practices of Asuragen unless otherwise noted. Specific services for each are described below.

Network

•                  Create, modify, and manage user and system accounts

•                  Manage user authentication and access rights systems

•                  Manage hi-speed internet connectivity

•                  Provide managed & secure remote access (to remote users and sites)

•                  Manage internal and external DNS services

•                  Manage all internal networking infrastructure (servers, routers, switches)

Security

•                  Manage intrusion prevention and detection systems (firewall)

•                  Manage and provide up-to-date virus prevention systems

•                  Manage all remote access and VPN systems

Intranet

•                  Manage dedicated intranet web server

•                  Provide web design and other basic HTML related services as needed

Helpdesk

•                  Provide IT Help Desk application for trouble ticket submission and tracking. Asuragen will provide call back within 24 hours on Help Desk submissions unless deemed critical in which case call back will be within 4 hours.

•                  Provide all end-user hardware and software support

Telecommunications

•                  Manage and maintain internal telecommunications systems (PBX)

•                  Add new extensions as needed

•                  Provide end-user support/training as needed

Applications

•                  Manage all in-house, mission critical business applications and/or databases that exist as of the Effective Date

Data Backup

•                  Manage daily, weekly, monthly data backup systems

Internet

•                  Manage the Mirna Therapeutics website

EXHIBIT

A-3

FACILITIES SERVICES

Facilities support services will include the following areas: regulatory compliance and oversight, security and emergency response, environmental monitoring, construction, capital equipment inventory control and maintenance, building maintenance, housekeeping, moving, deliveries, and safety programs. Asuragen will maintain all records relating to Mirna Therapeutics’ facilities and facilities support services and provide all services to Mirna Therapeutics in accordance with the past practices of Asuragen unless otherwise noted. Mirna Therapeutics will appoint a representative to coordinate with Asuragen in connection with facilities support services.

Specific services are described below.

Regulatory

•                  Provide all necessary services to maintain regulatory compliance, including, but not limited to laws related to and regulations promulgated by the City of Austin, DEA, and USDA. Such services will include, but are not limited to letters of assurance, document management, administration of OHS and ADA policies and procedures, permitting, license applications and administration, submission of necessary reports, responses to inspection requests

•                  Provide all necessary services for regulatory compliance oversight, including, but not limited to Bloodhome Pathogens Program, OSHA, TCEQ, EPA, Radiation Safety Program and General Safety Program and all related air and water emissions and hazardous waste regulations

Security

•                  Provide security and monitoring system services, including, but not limited to installation, inspection, repair, maintenance and administration of badges and keys and all matters related to security patrol

•                  Respond to after hours alarm calls

•                  Provide emergency response support

Environmental Monitoring

•                  Provide system installation, maintenance, equipment relocation, administration, alarm response and training procedures; troubleshoot equipment and environmental problems

Incidental Project Services

•                  Troubleshoot equipment or environmental problems

•                  Provide labor, equipment or outside services, as required

Inventory. Equipment and Building Systems

•                  Provide building systems services, including, but not limited to, HVAC, air systems, plumbing, boilers, fire system, generators, electrical plumbing, refrigeration, preventative maintenance and unscheduled maintenance, such as fixing lighting, workstation and office equipment or other building problems

•                  Assist with outside vendor negotiations, contracts and maintenance

•                  Respond to Facilities Assistance Requests, as required

Housekeeping

•                  Oversee custodial/janitorial vendor and provide additional services as required, including but not limited to inspections

•                  Coordinate special events

•                  Respond to and resolve special housekeeping issues, including, but not limited to spills,

workstation/bench issues, biohazard waste issues, lab cleaning

Property Management

•                  Provide property management services, including, but not limited to recycling and non-hazardous waste program, addressing and resolving parking lot and grounds issues, pest control issues, exterior building and roof issues, as required

Facilities Administration

•                  Provide administrative support for facilities matters, including, but not limited to, filing documentation, training users, Geiger counter calibration, film badges, waste manifests, injury records, meeting organization

•                  Respond to audit inquiries

•                  Respond to facilities work orders

•                  Provide safety training

•                  Initiate surveys and provide analysis

•                  Provide incident investigation and emergency response services, including, but not limited to corrective action, follow up, spill response and abatement, training and oversight of evacuation drill coordinator and emergency personnel liaison

Environmental, Health and Safety Program Services

•                  Provide all services related to environmental, health and safety programs and administration for needed programs, including, but not limited to MSDS Program (new products, 6X16 split, old products, customer requests), Radiation Program, Chemical Safety Program, Exposure Control Program, Ergonomics Program, Waste Management Program, Safety Committee, Environmental Monitoring and other safety related issues

EXHIBIT

A-4

SERVICE FEE ALLOCATION

MONTH	2013	2014
January	$46,622	$44,291
February	$43,626	$39,625
March	$48,610	$44,758
April	$41,156	$42,336
May	$40,840	$42,011
June	$45,578	$46,890
July	$42,914	$44,146
August	$42,605	$43,829
September	$44,603	$45,886
October	$43,702	$44,958
November	$40,892	$42,064
December	$46,214	$47,546

TOTAL	$527,363	$528,341

The schedule above does not include 401(k) employee contribution and employer match amounts, which will be processed by Asuragen each pay period, and reimbursed upon funding via a wire transfer from Mirna Therapeutics to Asuragen. The amounts to be paid will be calculated by Mirna Therapeutics via payroll and communicated to Asuragen in a timely manner for concurrent processing with Asuragen’s employee and employer contribution amounts.